Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Veritone, Inc. on Form S-1 (File Nos. 333-221625, 333-221570 and 333-216726) and Form S-8 (File No. 333-217990) of our report dated March 9, 2018, with respect to our audits of the consolidated financial statements of Veritone, Inc. as of December 31, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of Veritone, Inc. for the years ended December 31, 2017 and 2016.

/s/ Marcum LLP

Marcum LLP

Irvine

March 9, 2018